Exhibit 99.1

From:	Matthew J. Doherty Public Relations 1030 Eagles Nest Lane Monroeville, PA 15146 (412) 372-1055

For:	MORTON’S RESTAURANT GROUP, INC.	For Immediate Release
325 North LaSalle Street
Chicago, IL 60654
(312) 923-0030
www.mortons.com

July 30, 2008

Contact:	Ronald M. DiNella, Senior Vice President, Chief Financial Officer, Morton’s Restaurant Group, Inc.

MORTON’S RESTAURANT GROUP, INC. REPORTS RESULTS FOR

SECOND QUARTER 2008

– Record-Setting Second Quarter Revenues Rose 3.6% to $88.7 Million from $85.6 Million –

– Company Provides Guidance for Third Quarter 2008 and Full Year 2008 –

Chicago, IL. July 30, 2008 – Morton’s Restaurant Group, Inc. (NYSE: MRT) today reported unaudited financial results for its fiscal 2008 second quarter.

The three month period ended June 29, 2008 as compared to the three month period ended July 1, 2007 (13 weeks to 13 weeks)

•	Revenues increased 3.6% to $88.7 million.

•	Comparable restaurant revenues for Morton’s steakhouses decreased 1.9% for the three month period ended June 29, 2008.

•	The growth in revenues is attributable in part to revenues from five new Morton’s steakhouses, which opened during fiscal 2007, and two new Morton’s steakhouses, which opened during fiscal 2008.

•

The Company’s net income was $1.7 million, or $0.11 per diluted share, for the three month period ended June 29, 2008, which compares to net income of $2.3 million, or $0.14 per diluted share, for the three month period ended July 1, 2007.

The six month period ended June 29, 2008 as compared to the six month period ended July 1, 2007 (26 weeks to 26 weeks)

•	Revenues increased 5.0% to $183.1 million.

•

Comparable restaurant revenues for Morton’s steakhouses decreased 0.5% for the six month period ended June 29, 2008. Due to a fiscal calendar shift, the first quarter of fiscal 2008 included New Year’s Eve’s (December 31, 2007) revenue, which was not included in the first quarter of fiscal 2007. Excluding the first day of both six month periods, comparable restaurant revenues for Morton’s steakhouses would have decreased 1.9% for the six month period ended June 29, 2008.

•

The growth in revenues is attributable in part to revenues from five new Morton’s steakhouses, which opened during fiscal 2007, and two new Morton’s steakhouses, which opened during fiscal 2008, as well as the shift of New Year’s Eve into the first quarter of 2008.

•

The Company’s net income was $4.1 million, or $0.25 per diluted share, for the six month period ended June 29, 2008, which compares to net income of $7.3 million, or $0.43 per diluted share, for the six month period ended July 1, 2007.

As previously announced, Morton’s revenues and results have been pressured by the uncertain macroeconomic environment in the United States and industry headwinds, which have impacted guest traffic throughout the industry. Weaker comparable restaurant revenues adversely impacted earnings due to the deleveraging on the fixed cost base.

“We are pleased with the direction of our many operational, marketing and strategic initiatives attempting to counteract the impact of a weakened economic environment,” said Thomas J. Baldwin, Chairman and Chief Executive Officer of Morton’s Restaurant Group. “Our development plans, our focus on business initiatives and our firm commitment to providing high-quality food, service and Morton’s genuine hospitality continue to make Morton’s, what we believe to be, the premium brand in the fine dining segment. We fully believe that Morton’s is well positioned for long-term growth, as the U.S. economy rebounds. Our four primary growth initiatives and goals include broadening Morton’s appeal, expanding our rollout of Bar 12•21 (Morton’s bar dining concept), growing revenues from Morton’s private dining boardrooms and pursuing disciplined new restaurant growth in key geographic markets. Morton’s continues to work hard to aggressively manage elements that are within the Company’s control in light of challenging market conditions and this uncertain economic period.”

Restaurant Development

On March 7, 2008, the Company opened a new Morton’s steakhouse in Naperville, IL. On June 1, 2008, the Company opened a new Morton’s steakhouse in Coral Gables, FL. In addition, on June 1, 2008, the Morton’s steakhouse in Beverly Hills, California, was temporarily closed for major renovations. The Company has entered into leases to open new Morton’s steakhouses in Brooklyn, NY; Ft. Lauderdale, FL; Indian Wells, CA; Leawood/Overland Park, KS; Miami Beach, FL; and Sacramento, CA.

During 2008, the Company completed the introduction of Bar 12•21 in its Morton’s steakhouses in St. Louis (Clayton), MO; Los Angeles (Downtown), CA; and Palm Beach, FL.

Based on a strategic assessment of trends, the Company closed its Bertolini’s in Indianapolis, IN in March 2008.

Stock Repurchase

In the first quarter of fiscal 2008, the Company announced that its Board of Directors had authorized the repurchase of a total of $10.0 million of the Company’s common stock. Through July 29, 2008, the Company had repurchased approximately $8.6 million of its common stock.

Third Quarter Fiscal 2008 and Full Year Fiscal 2008 Financial Guidance

At this time, the Company believes it has limited ability to provide guidance given the current uncertainty of the U.S. economy and the external economic environment. The Company cautions that the guidance provided herein could differ materially from actual results, depending on a variety of factors.

The Company currently expects third quarter of fiscal 2008 revenues to range between $81.0 million and $83.0 million, including decreases in comparable restaurant revenues for Morton’s steakhouses of approximately 3% to 4% as compared to the third quarter of fiscal 2007. Third quarter diluted net loss per share is expected to approximate $(0.17) to $(0.20). This range includes estimated compensation expense, net of related income taxes, pursuant to Statement of Financial Accounting Standards No. 123R, “Share Based Payment” (“SFAS No. 123R”), which requires the expensing of stock issued to employees (approximately $0.02 per diluted share). This range also includes expectations that the Company’s effective income tax rate for the third quarter of fiscal 2008 will approximate 26%.

The Company currently expects fiscal year 2008 revenues to range between $378.0 million and $383.0 million, including increases in comparable restaurant revenues for Morton’s steakhouses of approximately 0.0% to 1.5% as compared to fiscal 2007. This range reflects that fiscal 2008 will consist of 53 weeks compared to 52 weeks for fiscal 2007. The fourth quarter of fiscal 2008 will consist of 14 weeks compared to 13 weeks for the fourth quarter of fiscal 2007. Furthermore, fiscal 2008 is scheduled to include revenue from two New Year’s Eves (December 31, 2007 in the first quarter and December 31, 2008 in the fourth quarter) and fiscal 2007 did not include revenue from New Year’s Eve. Diluted net income per share is expected to approximate $0.57 to $0.62. This range includes estimated compensation expense, net of related income taxes, pursuant to SFAS No. 123R (approximately $0.09 to $0.11 per diluted share). This range also includes expectations that the Company’s 2008 effective income tax rate will approximate 26%. During fiscal 2008, the Company expects to open four to five Morton’s steakhouses, each of which will include a Bar 12•21 and a new temperature controlled display wine room. In addition, during fiscal 2008, we expect to retrofit up to eight Morton’s steakhouses to include Bar 12•21.

Conference Call

Morton’s Restaurant Group, Inc. (NYSE: MRT) has scheduled a conference call and webcast for investors at 5:00 p.m. ET today to discuss these results. Details of the conference call are as follows:

Date:	Wednesday, July 30, 2008
Time:	5:00 p.m. ET (please dial in by 4:45 p.m.)
Dial-In #:	800-299-0148 U.S. & Canada
617-801-9711 International

Confirmation code:	48386537

Alternatively, the conference call will be available via webcast at www.mortons.com under the “Investor Relations” tab.

About the Company

Morton’s Restaurant Group, Inc. is the world’s largest operator of company-owned upscale steakhouses. Morton’s steakhouses have remained true to our founders’ original vision of combining generous portions of high quality food prepared to exacting standards with exceptional service in an enjoyable dining environment. As of July 30, 2008, the Company owned and operated 80 Morton’s steakhouses located in 68 cities across 28 states, Puerto Rico and five international locations (Hong Kong, Macau, Singapore, Toronto and Vancouver) and three Italian restaurants. Please visit our Morton’s website at www.mortons.com.

FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, the words “believes,” “thinks,” “anticipates,” “estimates,” “plans,” “expects” and similar expressions are intended to identify forward-looking statements. The Company cautions that forward-looking statements are subject to risks, uncertainties, assumptions and other important factors that could cause actual results to differ materially, or otherwise, from those expressed or implied in the forward-looking statements, including, without limitation, risks of the restaurant industry, including a highly competitive environment and industry with many well-established competitors with greater financial and other resources than the Company, the impact of changes in consumer tastes, local, regional and national economic and market conditions, restaurant profitability levels, expansion plans, a lack of suitable locations, timely construction and opening of new restaurants, higher than anticipated costs to open restaurants, demographic trends, traffic patterns, weather conditions, employee availability, benefits and cost increases, product safety and availability, supply interruptions, litigation, government regulation, the Company’s ability to maintain adequate financing facilities and other risks detailed from time to time in the Company’s most recent Form 10-K, Forms 10-Q and other reports filed with the Securities and Exchange Commission. Other unknown or unpredictable factors also could harm the Company’s results. Consequently, there can be no assurance that actual results or developments anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except to the extent required by applicable securities laws.

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Morton’s Restaurant Group, Inc.

Consolidated Statements of Income and Margin Analysis - Unaudited

(Amounts in thousands, except per share data)

	Three Month Periods Ended				Six Month Periods Ended
	June 29, 2008		July 1, 2007		June 29, 2008		July 1, 2007
Revenues	$88,708	100.0%	$85,613	100.0%	$183,147	100.0%	$174,500	100.0%

Food and beverage costs	28,449	32.1%	28,399	33.2%	59,769	32.6%	58,508	33.5%
Restaurant operating expenses	44,799	50.5%	41,175	48.1%	90,643	49.5%	81,892	46.9%
Pre-opening costs	682	0.8%	829	1.0%	1,652	0.9%	1,815	1.0%
Depreciation and amortization	3,380	3.8%	2,574	3.0%	6,634	3.6%	4,907	2.8%
General and administrative expenses	6,274	7.1%	6,092	7.1%	13,232	7.2%	11,380	6.5%
Marketing and promotional expenses	2,345	2.6%	2,359	2.8%	4,239	2.3%	3,817	2.2%

Operating income	2,779	3.1%	4,185	4.9%	6,978	3.8%	12,181	7.0%
Interest expense, net	650	0.7%	961	1.1%	1,399	0.8%	1,842	1.1%

Income before income taxes	2,129	2.4%	3,224	3.8%	5,579	3.0%	10,339	5.9%
Income tax expense	396	0.4%	926	1.1%	1,484	0.8%	3,043	1.7%

Net income	$1,733	2.0%	$2,298	2.7%	$4,095	2.2%	$7,296	4.2%

Net income per share:
Basic	$0.11		$0.14		$0.25		$0.43
Diluted	$0.11		$0.14		$0.25		$0.43

Shares used in computing net income per share:
Basic	16,126.8		16,936.7		16,370.8		16,926.9
Diluted	16,127.3		16,952.2		16,370.8		16,967.1